Exhibit 99.1

NATIONAL BEVERAGE CORP.

CREATES HEALTHY MILESTONES

THROUGHOUT AN AWESOME YEAR

FORT LAUDERDALE, FL, June 27, 2018 . . . National Beverage Corp. (NASDAQ: FIZZ) stated that today’s earnings announcement reflects the excellent performance of a company genuinely committed to its purpose.

“Momentum continues with net sales having 14 consecutive quarters of revenue growth that additionally witnessed 16 quarters of consecutive operating income growth!

These results for the comparative previous three years have consistently outperformed the industry and reaffirms our leadership position as the #1 Sparkling Water in North America,” stated Nick A. Caporella, Chairman and Chief Executive Officer.

Statistics for the three years ended FY2018

○	Revenues climb to $976 million:	$646 million to $976 million	+ 51%

○	EBITDA* expands to $217 million:	$ 87 million to $217 million	+151%

○	Operating Profit climbs to 21%:	12% to 21%	+ 82%

○	EPS climbs to $3.21 per share:	$1.06 to $3.21	+202%

○	Year end Cash was $190 million

○	Total Cash Dividends paid to date $540 million or $11.66 per share

“We created a brand platform of optically exciting colors that mindfully entices a consumer to purchase. While our loyal consumers remain enamored by LaCroix’s new themes and flavors, this distinctive process is expanding household penetration and excitingly induces family members to compete in out-tasting each other’s favorite.

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National Beverage Corp.

Presently, National Beverage Corp. is uniquely positioned in three distinctive ways:

(1)

The retail grocery industry is in revolution. Yesteryear, each retailer induced their consumer with a proprietary brand (especially soft drinks), but today understands that the well-informed, smart consumer is demanding that retailers provide recognizable brands that have earned their respective consumer standing on their own merits.

(2)

The retail grocer today is in the most competitive-indexed service industry, without exception. Innovation, plus the urgent time demands on the consumer, is requiring quick, expedient shopping and home delivery is even more of a current shoppers’ choice. Retailers cannot carry slower-moving items that home delivery will not support.

(3)

The new Millennial consumer is the most competent/knowledgeable product analyzer ever, and personal mental/physical lifestyles demand that healthier is their preferred choice. Calories must qualify as worthy; sugar being enemy #1 in the life of the Millennial.

Our highly innovative business, where new beverages are developed and produced for selective holidays and ceremonial dates, should not be analyzed on the common three-month (quarterly) periods, traditionally found acceptable. Today, costly development projects, seasonal weather periods, plus promotional packaging, make quarter-to-quarter comparisons unworthy statistics, not truly beneficial for investors and shareholders alike.

More than capable to estimate, untapped distribution opportunities continue to mount exponentially as brand LaCroix magnifies its popularity. With the successful introduction of LaCroix in Canada, Team National’s quest to ‘make America healthier’ has expanded to pursue that healthier choice where opportunities are consistent with our goals.

Traditional and typical are not a part of an Innovator’s vocabulary,” concluded Caporella.

FIZZ IS – HEALTHY SPARKLING, ALL-WAYS!

National Beverage’s iconic brands are the genuine essence . . . of America

“Patriotism” – If Only We Could Bottle It!

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National Beverage Corp.

National Beverage Corp.
Consolidated Results for the Periods Ended
April 28, 2018 and April 29, 2017

	(in thousands, except per share amounts)
	Fiscal Year Ended
	April 28, 2018	April 29, 2017

Net Sales	$975,734	$826,918

Net Income	$149,774	$107,045

Earnings Per Common Share
Basic	$3.21	$2.30
Diluted	$3.19	$2.29

Common Shares Outstanding
Basic	46,598	46,564
Diluted	46,921	46,770

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks, uncertainties and other factors described in the Company's Securities and Exchange Commission filings which may cause actual results or achievements to differ from the results or achievements expressed or implied by such statements. The Company disclaims an obligation to update or announce revisions to any forward-looking statements.

*Although the Company reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP"), management believes that the disclosure of EBITDA, a non-GAAP financial measure, may provide users with additional insights into the operating performance of the business. EBITDA (in millions) of $217.3 and $86.6 for the twelve months ended April 28, 2018 and May 2, 2015, respectively, is calculated by adding the following expenses back to Net Income: Depreciation and Amortization of $13.2 and $11.6; Net Interest (Income) of ($1.4) and $.3; and Provision for Income Taxes of $55.7 and $25.4.